Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 5, 2015, with respect to the consolidated financial statements and schedule of Snap Interactive, Inc. as of December 31, 2014, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2014, included in this Annual Report (Form 10-K) of Snap Interactive, Inc. for the year ended December 31, 2015.

/s/ Ernst & Young LLP

New York, New York

March 14, 2016